EXHIBIT 3.1

RESTATED CERTIFICATE OF INCORPORATION

OF

ZAYO GROUP HOLDINGS, INC.

Zayo Group Holdings, Inc. (the “Corporation”), a corporation duly organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify as follows:

(a)The present name of the Corporation is Zayo Group Holdings, Inc.  The Corporation’s original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on November 13, 2007 under the Corporation’s former name, Zayo Bandwidth Holdings, Inc.

(b)Certain amendments to the Amended and Restated Certificate of Incorporation of the Corporation were approved by the Corporation’s stockholders at the Corporation’s 2018 annual meeting of stockholders and were filed with the Secretary of State of the State of Delaware on November 9, 2018 (the “Amendments”).

(c)This Restated Certificate of Incorporation has been duly adopted by the Board of Directors of the Corporation in accordance with Section 245 of the DGCL and only restates and integrates the Amendments, and does not further amend, the provisions of the Amended and Restated Certificate of Incorporation of the Corporation, as heretofore amended, and there is no discrepancy between those provisions and the provisions of this Restated Certificate of Incorporation.

(d)Pursuant to Section 245 of the DGCL, the Amended and Restated Certificate of Incorporation of the Corporation, as heretofore amended, is hereby restated and integrated to read in its entirety as follows:

ARTICLE I

NAME

The name of the Corporation is Zayo Group Holdings, Inc.

ARTICLE II

AGENT

The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street, Wilmington, New Castle County, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

ARTICLE III

PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGC.

ARTICLE IV

STOCK

Section 4.1     Authorized Stock. The total number of shares which the Corporation shall have authority to issue is 900,000,000, of which 850,000,000 shall be designated as Common Stock, par value $0.001 per share (the “Common Stock”), and 50,000,000 shall be designated as Preferred Stock, par value $0.001 per share (the “Preferred Stock”).

Section 4.2     Common Stock.

(a)       Voting Rights. Each holder of Common Stock, as such, shall be entitled to one vote for each share of Common Stock held of record by such holder on all matters on which stockholders generally are entitled to vote; provided, however, that, except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Amended and Restated Certificate of Incorporation, including any certificate of designations relating to any series of Preferred Stock (each hereinafter referred to as a “Preferred Stock Designation”), that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Amended and Restated Certificate of Incorporation (including any Preferred Stock Designation).

(b)       Dividends. Subject to the rights of the holders of any outstanding series of Preferred Stock, the holders of shares of Common Stock shall be entitled to receive dividends out of any funds of the Corporation legally available therefor when, as and if declared by the Board of Directors.

(c)      Liquidation. Upon the dissolution, liquidation or winding up of the Corporation, subject to the rights of the holders of any outstanding series of Preferred Stock, the holders of shares of Common Stock shall be entitled to receive the assets of the Corporation available for distribution to its stockholders ratably in proportion to the number of shares held by them.

Section 4.3     Preferred Stock. The Preferred Stock may be issued from time to time in one or more series. Subject to limitations prescribed by law and the provisions of this Article IV, the Board of Directors is hereby authorized to provide by resolution and by causing the filing of a Preferred Stock Designation for the issuance of the shares of Preferred Stock in one or more series, and to establish from time to time the number of shares to be included in each such series, and to fix the designations, powers, preferences, and relative, participating, optional or other rights, if any, and the qualifications, limitations or restrictions, if any, of the shares of each such series.

The authority of the Board of Directors with respect to each series shall include, but not be limited to, determination of the following:

(i)        the number of shares constituting such series, which number the Board of Directors may thereafter (except where otherwise provided in the Preferred Stock Designation) increase or decrease (but not below the number of shares in any such series then outstanding), and the distinctive designation of such series, which may be by distinguishing number, letter or title;

(ii)       the dividend rate on the shares of such series, if any; whether dividends shall be cumulative, and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of such series;

(iii)     whether the shares of such series shall have voting rights (including multiple, fractional or no votes per share) in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

(iv)      whether the shares of such series shall have conversion rights, and, if so, the terms and conditions of such rights, including provision for adjustment of the conversion rate in such events as the Board of Directors shall determine;

(v)       whether or not the shares of such series shall be redeemable, and if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption rates;

(vi)      whether a sinking fund shall be provided for the redemption or purchase of shares of such series, and, if so, the terms and the amount of such sinking fund; other class or series;

(vii)     the restrictions, if any, on the issuance of the same series or of any other class or series;

(viii)   the rights of the shares of such series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation, and the relative rights of priority, if any, of payment of shares of such series; and

(ix)      any other relative rights, powers, preferences and qualifications, limitations or restrictions of such series.

Section 4.4     No Class Vote on Changes in Authorized Number of Shares of Stock. Subject to the rights of the holders of any outstanding series of Preferred Stock, the number of authorized shares of any class or classes of stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of at least a  majority of the voting power of the stock entitled to vote thereon irrespective of the provisions of Section 242(b)(2) of the DGCL.

ARTICLE V

BOARD OFDIRECTORS

Section 5.1     Number. Except as otherwise provided for or fixed pursuant to the provisions of Article IV hereof (including any Preferred Stock Designation), the Board of Directors shall consist of such number of directors as shall be determined from time to time solely by resolution adopted by the affirmative vote of a  majority of the total number of directors then authorized.

Section 5.2      Classification.

(a)       Except as provided in this Section 5.2(a), the Board of Directors (other than those directors elected by the holders of any series of Preferred Stock provided for or fixed pursuant to the provisions of Article IV hereof (including any Preferred Stock Designation) (the “Preferred Stock Directors”)) shall be divided into three classes, as nearly equal in number as possible, designated Class I, Class II and Class III, with the term of office of one class expiring at each annual meeting of stockholders (each annual meeting of stockholders, an “Annual Meeting”), and with directors of each class the term of which expires at that Annual Meeting being elected for a term expiring at the third Annual Meeting following election and until the election and qualification of their respective successors in office. In case of any increase or decrease, from time to time, in the number of directors (other than Preferred Stock Directors), the number of directors in each class shall be apportioned as nearly equal as possible. Notwithstanding the foregoing, at the 2019 Annual Meeting, the successors of the directors (other than Preferred Stock Directors) whose terms expire at that meeting shall be elected for a term expiring at the 2020 Annual Meeting; at the 2020 Annual Meeting, the successors of the directors (other than Preferred Stock Directors) whose terms expire at that meeting shall be elected for a term expiring at the 2021 Annual Meeting; and at each Annual Meeting commencing with the 2021 Annual Meeting, the directors (other than Preferred Stock Directors) shall be elected for terms expiring at the next succeeding Annual Meeting, with each director to hold office until his or her successor shall have been duly elected and qualified or until his or her earlier death, resignation, or removal. Commencing with the 2021 Annual Meeting, the classification of the Board of Directors shall cease.

(b)       Subject to the rights of the holders of any outstanding series of Preferred Stock, and unless otherwise required by law, newly created directorships resulting from any increase in the authorized number of directors and any vacancies in the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office or other cause shall be  filled solely by the affirmative vote of a majority of the remaining directors then in office and entitled to vote thereon, even though less than a quorum of the Board of Directors, or by the sole remaining director. Any director so  chosen shall hold office until the next election of the class for which such director shall have been chosen and until his or her successor shall have been duly elected and qualified. No decrease in the authorized number of directors shall shorten the term of any incumbent director.

(c)Except for such additional directors, if any, as are elected by the holders of any series of Preferred Stock as provided for or fixed pursuant to the provisions of Article IV hereof (including any Preferred Stock Designation), any director, or the entire Board of Directors, may be removed from office at any time by the affirmative vote of at least 66⅔% of the voting power of the stock outstanding and entitled to vote thereon.

(d)       During any period when the holders of any series of Preferred Stock have the right to elect additional directors as provided for or fixed pursuant to the provisions of Article IV hereof (including any Preferred Stock Designation), and upon commencement and for the duration of the period during which such right continues: (i) the then otherwise total authorized number of directors of the Corporation shall automatically be increased by such number of directors that the holders of any series of Preferred Stock have a right to elect, and the holders of  such Preferred Stock shall be entitled to elect the additional directors so provided for or fixed pursuant to said provisions and (ii) each Preferred Stock Director shall serve until such Preferred Stock Director’s successor shall have been duly elected and qualified, or until such director’s right to hold such office terminates pursuant to said provisions, whichever occurs earlier, subject to his or her earlier death, disqualification, resignation or removal. In case any vacancy shall occur among the Preferred Stock Directors, a successor may be elected by the holders of Preferred Stock pursuant to said provisions. Except as otherwise provided for or fixed pursuant to the provisions of Article IV hereof (including any Preferred Stock Designation), whenever the holders of any series of Preferred Stock having such right to elect additional directors are divested of such right pursuant to said provisions, the terms of office of all Preferred Stock Directors elected by the holders of such Preferred Stock, or elected to fill any vacancies resulting from the death, resignation, disqualification or removal of such additional directors, shall forthwith terminate and the total authorized number of directors of the Corporation shall be reduced accordingly.

Section 5.3     Powers. Subject to the provisions of the DGCL and to any limitations in this Amended and Restated Certificate of Incorporation relating to action required to be approved by the stockholders, the business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

Section 5.4     Election; Annual Meeting of Stockholders.

(a)       Ballot Not Required. The directors of the Corporation need not be elected by written ballot unless the Bylaws of the Corporation so provide.

(b)       Notice. Advance notice of nominations for the election of directors, and of business other than nominations, to be proposed by stockholders for consideration at a  meeting of stockholders of the Corporation shall be given in the manner and to the extent provided in the Bylaws of the Corporation.

ARTICLE VI

STOCKHOLDER ACTION

Except as otherwise provided for or fixed pursuant to the provisions of Article IV hereof (including any Preferred Stock Designation), no action that is required or permitted to be taken by the stockholders of the Corporation at any annual or special meeting of stockholders may be effected by written consent of stockholders in lieu of a  meeting of stockholders.

ARTICLE VII

SPECIAL MEETINGS OF STOCKHOLDERS

Except as otherwise required by law, and except as otherwise provided for or fixed pursuant to the provisions of Article IV hereof (including any Preferred Stock Designation), a special meeting of the stockholders of the Corporation may be called at any time only by the Chairman of the Board of Directors, the Chief Executive Officer, or the Board of Directors. Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to the Corporation’s notice of meeting.

ARTICLE VIII

EXISTENCE

The Corporation shall have perpetual existence.

ARTICLE IX

AMENDMENT

Section 9.1     Amendment of Certificate of Incorporation. The Corporation reserves the right at any time, and from time to time, to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed by the laws of the State of Delaware, and all powers, preferences and rights of any nature conferred upon stockholders, directors or any other persons by and pursuant to this Amended and Restated Certificate of Incorporation in its present form or as hereafter amended are granted subject to this reservation.

Section 9.2     Amendment of Bylaws. In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors is expressly authorized to adopt, amend or repeal the Bylaws of the Corporation. Except as otherwise provided in this Amended and Restated Certificate of Incorporation or the Bylaws of the Corporation, and in addition to any requirements of law, the affirmative vote of at least 50% of the voting power of the stock outstanding and entitled to vote thereon, voting together as a  single class, shall be required for the stockholders to adopt, amend or repeal the Bylaws of the Corporation.

ARTICLE X

LIABILITY OF DIRECTORS

Section 10.1   No Personal Liability. To the fullest extent permitted by the DGCL as the same exists or as may hereafter be amended, no director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

Section 10.2   Amendment or Repeal. Any amendment, alteration or repeal of this Article X that adversely affects any right of a director shall be prospective only and shall not limit or eliminate any such right with respect to any proceeding involving any occurrence or alleged occurrence of any action or omission to act that took place prior to such amendment or repeal.

ARTICLE XI

COMPETITION AND CORPORATE OPPORTUNITIES

Section 11.1   Corporate Opportunities.

(a)       In recognition and anticipation that (i) certain directors, principals, officers, employees and/or other representatives of the stockholders of the Corporation set forth on Exhibit A (each an “Original Stockholder” and together the “Original Stockholders”) and their respective Affiliates (as defined below) may serve as directors, officers or agents of the Corporation, and (ii) the Original Stockholders and their Affiliates may now engage and may continue to engage in the same or similar activities or related lines of business as those in which the Corporation, directly or indirectly, may engage and/or other business activities that overlap with or compete with those in which the Corporation, directly or indirectly, may engage, the provisions of this Article XI are set forth to regulate and define the conduct of certain affairs of the Corporation with respect to certain classes or categories of business opportunities as they may involve any of the Original Stockholders or their respective Affiliates, any director, officer, employee or other representative of an Original Stockholder or any of their respective Affiliates who is also a director, officer or agent of the Corporation and the powers, rights, duties and liabilities of the Corporation and its directors, officers, agents and stockholders in connection therewith.

(b)       None of (i) the Original Stockholders or any of their respective Affiliates or (ii) any director, officer, employee or other representative of an Original Stockholder or any of their respective Affiliates who is also a director, officer or agent of the Corporation (the Persons (as defined below) identified in (i) and (ii) above being referred to, collectively, as “Identified Persons” and, individually, as an “Identified Person”) shall, to the fullest extent permitted by law, have any duty to refrain from directly or indirectly (1) engaging in the same or similar business activities or lines of business in which the Corporation or any of its Affiliates now engages or proposes to engage or (2) otherwise competing with the Corporation or any of its Affiliates, and, to the fullest extent permitted by law, no Identified Person shall be liable to the Corporation or its stockholders or to any Affiliate of the Corporation for breach of any fiduciary duty solely by reason of the fact that such Identified Person engages in any such activities. To the fullest extent permitted by law, the Corporation hereby renounces any interest or expectancy in, or right to be offered an opportunity to participate in, any business opportunity which may be a corporate opportunity for an Identified Person and the Corporation or any of its Affiliates, except as provided in Section 11.1(c) of this Article XI. Subject to Section 11.1(c) of this Article XI, in the event that any Identified Person acquires knowledge of a potential transaction or other business opportunity which may be a corporate opportunity for itself, herself or himself and the Corporation or any of its Affiliates, such Identified Person shall, to the fullest extent permitted by law, have no duty to communicate or offer such transaction or other business opportunity to the Corporation or any of its Affiliates and, to the fullest extent permitted by law, shall not be liable to the Corporation or its stockholders or to any Affiliate of the Corporation for breach of any fiduciary duty as a stockholder, director, officer or agent of the Corporation solely by reason of the fact that such Identified Person pursues or acquires such corporate opportunity for itself, herself or himself, or offers or directs such corporate opportunity to another Person.

(c)       The Corporation does not renounce its interest in any corporate opportunity offered to any officer or director of an Original Stockholder or any of their respective Affiliates who is also a director or officer of the Corporation if the Corporation demonstrates by clear and convincing evidence that such opportunity was expressly offered to such person solely in his or her capacity as a director or officer of the Corporation, and the provisions of Section 11.1(b) of this Article XI shall not apply to any such corporate opportunity.

(d)       In addition to and notwithstanding the foregoing provisions of this Article XI, a corporate opportunity shall not be deemed to be a potential corporate opportunity for the Corporation if it is a business opportunity that (i) the Corporation is neither financially or legally able, nor contractually permitted, to undertake, (ii) from its nature, is not in the line of the Corporation’s business or is of no practical advantage to the Corporation or (iii) is one in which the Corporation has no interest or reasonable expectancy.

Section 11.2    Definitions. For purposes of this Article XI:

(a)       “Affiliate” shall  mean (a) in respect of each Original Stockholder, any Person that, directly or indirectly, is controlled by such Original Stockholder, controls such Original Stockholder or is under common control with such Original Stockholder and shall include any principal, member, director, partner, stockholder, officer, employee or other representative of any of the foregoing (other than the Corporation and any entity that is controlled by the Corporation), (b) in respect of a director, officer, employee or other representative of an Original Stockholder or any of their respective Affiliates who is also a director, officer or agent of the Corporation, any Person that, directly or indirectly, is controlled by such Person (other than the Corporation and any entity that is controlled by the Corporation) and (c) in respect of the Corporation, any Person that, directly or indirectly, is controlled by the Corporation.

(b)       “control,” including the terms “controlling,” “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting stock, by contract, or otherwise. A Person who is the owner of 20% or more of the outstanding voting stock of any other Person shall be presumed to have control of such entity, in the absence of proof by a preponderance of the evidence to the contrary.

(c)       “Person” shall mean any individual, corporation, general or limited partnership, limited liability company, joint venture, trust, association or any other entity.

Section 11.3    Notice and Consent. To the fullest extent permitted by law, any Person purchasing or otherwise acquiring any interest in any shares of capital stock of the Corporation shall be deemed to have notice of and to have consented to the provisions of this Article XI.

ARTICLE XII

DGCL SECTION 203 AND BUSINESS COMBINATIONS

Section 12.1   Opt-Out of Restrictions on Business Combinations with Interested Stockholders. The Corporation hereby expressly elects not to be governed by Section 203 of the DGCL.

Section 12.2   Certain Restrictions on Business Combinations with Interested Stockholders. Notwithstanding the foregoing, the Corporation shall not engage in any  business combination (as defined below), at any point in time at which the Corporation’s Common Stock is registered under Section 12(b) or 12(g) of the Exchange Act, with any interested stockholder (as defined below) for a period of three (3) years following the time that such stockholder became  an interested stockholder, unless:

(a)       prior to such time, the Board of Directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder, or

(b)       upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock (as defined below) of the Corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned (i) by persons who are  directors and also officers, and (ii) through employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer, or

(c)       at or subsequent to such time, the business combination is approved by the Board of Directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66⅔% of the outstanding voting stock of the Corporation which is not owned by the interested stockholder.

Section 12.3   Definitions. For purposes of this Article XII, references to:

(a)       “affiliate” means a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, another person.

(b)       “associate,” when used to indicate a relationship with any person, means: (i) any corporation, partnership, unincorporated association or other entity of which such person is a director, officer or partner or is, directly or indirectly, the owner of 20% or more of any class of voting stock; (ii) any trust or other estate in which such person has at least a 20% beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity; and (iii) any relative or spouse of such person, or any relative of such spouse, who has the same residence as such person.

(c)       “business combination,” when used in reference to the Corporation and any interested stockholder of the Corporation, means:

(i)        any merger or consolidation of the Corporation or any direct or indirect majority-owned subsidiary of the Corporation (A) with the interested stockholder, or (B) with any other corporation, partnership, unincorporated association or other entity if the merger or consolidation is caused by the interested stockholder and as a result of such merger or consolidation Section 12.2 of this Article XII is not applicable to the surviving entity;

(ii)       any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), except proportionately as a stockholder of the Corporation, to or with the interested stockholder, whether as part of a dissolution or otherwise, of assets of the Corporation or of any direct or indirect majority-owned subsidiary of the Corporation which assets have an aggregate market value equal to 10% or more of either the aggregate market value of all the assets of the Corporation determined on a consolidated basis or the aggregate market value of all the outstanding stock of the Corporation;

(iii)     any transaction which results in the issuance or transfer by the Corporation or by any direct or indirect majority-owned subsidiary of the Corporation of any stock of the Corporation or of such subsidiary to the interested stockholder, except: (A) pursuant to the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of the Corporation or any such subsidiary which securities were outstanding prior to the time that the interested stockholder became such; (B) pursuant to a merger under Section 251(g) of the DGCL; (C) pursuant to a dividend or distribution paid or made, or the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of the Corporation or any such subsidiary which security is distributed, pro rata to all holders of a class or series of stock of the Corporation subsequent to the time the interested stockholder became such; (D) pursuant to an exchange offer by the Corporation to purchase stock made on the same terms to all holders of said stock; or (E) any issuance or transfer of stock by the Corporation; provided, however, that in no case under items (C)-(E) of this subsection (iii) shall there be an increase in the interested stockholder’s proportionate share of the stock of any class or series of the Corporation or of the voting stock of the Corporation (except as a result of immaterial changes due to fractional share adjustments);

(iv)      any transaction involving the Corporation or any direct or indirect majority-owned subsidiary of the Corporation which has the effect, directly or indirectly, of increasing the proportionate share of the stock of any class or series, or securities convertible into the stock of any class or series, of the Corporation or of any such subsidiary which is owned by the interested stockholder, except as a result of immaterial changes due to fractional share adjustments or as a result of any purchase or redemption of any shares of stock not caused, directly or indirectly, by the interested stockholder; or

(v)       any receipt by the interested stockholder of the benefit, directly or indirectly (except proportionately as a stockholder of the Corporation), of any loans, advances, guarantees, pledges, or other financial benefits (other than those expressly permitted in subsections (i)-(iv) above) provided by or through the Corporation or any direct or indirect majority-owned subsidiary.

(d)       “control,” including the terms “controlling,” “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting stock, by contract, or otherwise. A person who is the owner of 20% or more of the outstanding voting stock of a corporation, partnership, unincorporated association or other entity shall be presumed to have control of such entity, in the absence of proof by a preponderance of the evidence to the contrary. Notwithstanding the foregoing, a presumption of control shall not apply where such person holds voting stock, in good faith and not for the purpose of circumventing this Article XII, as an agent, bank, broker, nominee, custodian or trustee for one or more owners who do not individually or as a group have control of such entity.

(e)       “interested stockholder” means any person (other than the Corporation or any direct or indirect majority-owned subsidiary of the Corporation) that (i) is the owner of 15% or more of the outstanding voting stock of the Corporation, or (ii) is an affiliate or associate of the Corporation and was the owner of 15% or more of the outstanding voting stock of the Corporation at any time within the three (3) year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder; and the affiliates and associates of such person; but “interested stockholder” shall not include (A) any Original Stockholder, any Original Stockholder Transferee or any of their respective affiliates or successors or any “group”, or any member of any such group, to which such persons are a party under Rule 13d-5 of the Exchange Act, or (B) any person whose ownership of shares in excess of the 15% limitation set forth herein is the result of any action taken solely by the Corporation, provided that such person shall be an interested stockholder if thereafter such person acquires additional shares of voting stock of the Corporation, except as a result of further corporate action not caused, directly or indirectly, by such person.  For the purpose of determining whether a person is an interested stockholder, the voting stock of the Corporation deemed to be outstanding shall include stock deemed to be owned by the person through application of the definition of “owner” below but shall not include any other unissued stock of the Corporation which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

(f)        “Original Stockholder” has the meaning set forth in Section 11.1(a) of this Amended and Restated Certificate of Incorporation.

(g)       “Original Stockholder Transferee” means any person that acquires (other than in a registered public offering) beneficial ownership of 15% or more of the then outstanding voting stock of the Corporation, directly or indirectly, from an Original Stockholder or any other Original Stockholder Transferee, or any of their respective affiliates or successors, or any “group,” or any member of any such group, of which such persons are a party under Rule 13d-5 of the Exchange Act.

(h)       “owner” including the terms “own” and “owned,” when used with respect to any stock, means a person that individually or with or through any of its affiliates or associates:

(i)        beneficially owns such stock, directly or indirectly; or

(ii)       has (A) the right to acquire such stock (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise; provided, however, that a person shall not be deemed the owner of stock tendered pursuant to a tender or exchange offer made by such person or any of such person’s affiliates or  associates until such tendered stock is accepted for purchase or exchange; or (B) the right to vote such stock pursuant to any agreement, arrangement or understanding; provided, however, that a person shall not be deemed the owner of any stock because of such person’s right to vote such stock if the agreement, arrangement or understanding to vote such stock arises solely from a revocable proxy or consent given in response to a proxy or consent solicitation made to ten (10) or more persons; or

(iii)     has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting (except voting pursuant to a revocable proxy or consent as described in item (B) of subsection (ii) above), or disposing of such stock with any other person that beneficially owns, or whose affiliates or associates beneficially own, directly or indirectly, such stock.

(i)        “person” means any individual, corporation, partnership, unincorporated association or other entity.

(j)        “stock” means, with respect to any corporation, capital stock and, with respect to any other entity, any equity interest.

(k)       “voting stock” means stock of any class or series entitled to vote generally in the election of directors.

ARTICLE XIII

RESTRICTIONS ON OWNERSHIP AND TRANSFER OF SHARES

Section 13.1 Definitions. For purposes of this Article XIII:

(a)“Actual Owner” shall have the meaning set forth in Section 13.2(d)(1).

(b) “Beneficial Owner” shall mean, with respect to any shares of Equity Stock, (i) any Person that owns such shares, whether directly or indirectly (including through a nominee), (ii) any Person that would be treated as the owner of such shares through the application of Section 544 of the Code, as modified by Section 856(h) of the Code, and (iii) any Person that would be considered a beneficial owner of such shares for purposes of Rule 13d-3 under the Exchange Act, provided, however, that in determining the number of shares Beneficially Owned by a Person, no share shall be counted more than once with respect to that Person. Whenever a Person Beneficially Owns Option Shares, then, whenever this Amended and Restated Certificate of Incorporation requires a determination of the percentage of outstanding shares of a class of Equity Stock Beneficially Owned by such Person, the Option Shares Beneficially Owned by such Person shall also be deemed to be outstanding. The terms “Beneficial Ownership,” “Beneficially Owns” and “Beneficially Owned” shall have the correlative meanings.

(c)“Business Day” shall mean any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions in New York City are authorized or required by law, regulation or executive order to close.

(d)“Charitable Beneficiary” shall mean one or more beneficiaries of a Charitable Trust as determined pursuant to Section 13.3(g), provided that each such organization must be described in Sections 501(c)(3), 170(b)(1)(A) (other than clauses (vii) or (viii) thereof) and 170(c)(2) of the Code and contributions to each such organization must be eligible for deduction under each of Sections 170(b)(1)(A), 2055 and 2522 of the Code.

(e)“Charitable Trust” shall mean any trust provided for in Section 13.2(a)(2) and Section 13.3(a).

(f)“Charitable Trustee” shall mean each Person, unaffiliated with the Corporation and any Prohibited Owner, that is a “United States person” within the meaning of Section 7701(a)(30) of the Code and that is appointed by the Corporation to serve as a trustee of a Charitable Trust as provided by Section 13.3(a).

(g)“Code” shall mean the Internal Revenue Code of 1986, as amended, and the regulations and rulings promulgated thereunder, all as from time to time in effect, or any successor law, regulations, and rulings, and any reference to any statutory, regulatory or ruling provision shall be deemed to be a reference to any successor statutory, regulatory or ruling provision.

(h)“Constructive Ownership” shall mean ownership of shares of Equity Stock by a Person, whether the interest in the shares of Equity Stock is held directly or indirectly (including through a nominee), and shall include any interests that would be treated as owned actually or constructively through the application of Section 318(a) of the Code, as modified by Section 856(d)(5) of the Code. The terms “Constructive Owner,” “Constructively Owns” and “Constructively Owned” shall have the correlative meanings.

(i)“Equity Stock” shall mean all classes or series of stock of the Corporation, including, without limitation, the Common Stock or any series of the Preferred Stock.

(j)“Excepted Holder” shall mean a stockholder of the Corporation for whom an Excepted Holder Limit is created by this Amended and Restated Certificate of Incorporation or by the Board of Directors pursuant to Section 13.2(f).

(k)“Excepted Holder Limit” shall mean, provided that and only for so long as the affected Excepted Holder complies with all of the requirements (if any) established by the Board of Directors pursuant to Section 13.2(f), the percentage limit established by the Board of Directors pursuant to Section 13.2(f)(1) with respect to such Excepted Holder, which percentage will be subject to adjustment pursuant to Section 13.2(f)(5).

(l)“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

(m)“Initial Date” shall mean the effective time of this Amended and Restated Certificate of Incorporation; provided, however, that following any Restriction Termination Date that corresponds to the preceding Initial Date, the term “Initial Date” thereafter shall mean the close of business on the first date of the Corporation’s public disclosure that the Board of Directors has determined that (i) it is in the best interests of the Corporation and its stockholders to attempt to qualify or requalify for taxation as a REIT, (ii) compliance with all or any of the restrictions and limitations on Beneficial Ownership, Constructive Ownership and Transfers of shares of Equity Stock set forth herein is advisable in order for the Corporation to qualify for taxation as a REIT, and (iii) that a Restriction Period has commenced.

(n)“Market Price” on any date shall mean, with respect to any class or series of outstanding shares of Equity Stock, the last sale price for such shares of Equity Stock, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, for such shares of Equity Stock, in either case as reported on the principal National Securities Exchange with respect to such shares of Equity Stock, or if such shares of Equity Stock are not listed or admitted to trading on a National Securities Exchange, the last sale price in the over-the-counter market, or if no trading price is available for such shares of Equity Stock, the fair market value of such shares of Equity Stock as determined in good faith by the Board of Directors.

(o)“National Securities Exchange” shall mean a securities exchange registered with the Securities and Exchange Commission under Section 6(a) of the Exchange Act.

(p)“Non-Transfer Event” shall mean any event or other changes in circumstances other than a purported Transfer, including, without limitation, any change in the value of any shares of Equity Stock and any redemption of any shares of Equity Stock.

(q)“Option Shares” shall mean shares of Equity Stock that are not actually outstanding (e.g., shares issuable upon the exercise of an option, the conversion of a convertible security or the exchange of an exchangeable security).

(r)“Ownership Violation” shall have the meaning set forth in Section 13.2(a)(2).

(s)“Person” shall mean an individual, corporation, firm, unincorporated organization, partnership, limited liability company, joint venture, estate, trust (inter vivos or testamentary, including any trust qualified under Sections 401(a) or 501(c)(17) of the Code), a portion of a trust permanently set aside for or to be used exclusively for the purposes described in Section 642(c) of the Code, estate of a deceased, insane or incompetent individual, association, private foundation within the meaning of Section 509(a) of the Code, joint stock company, bank, trust company, land trust, business trust, statutory trust, real estate investment trust, government or quasi-governmental authority, or agency or political subdivision thereof, or other entity and also includes a “group” as that term is used for purposes of Rule 13d-5(b) or Section 13(d)(3) of the Exchange Act, and a group to which an Excepted Holder Limit applies.

(t)“Prohibited Owner” shall mean, with respect to any purported Transfer or Non-Transfer Event, any Person that, but for the provisions of this Article XIII, would Beneficially Own or Constructively Own shares of Equity Stock in excess of the Stock Ownership Limit, or would beneficially own (determined under the principles of Section 856(a)(5) of the Code) shares of Equity Stock causing or increasing a violation of Section 13.2(a)(1)(v)); and in either case if appropriate in the context, shall also mean any Person that would have been the holder of record on the books of the Corporation or the Corporation’s transfer agent of shares of Equity Stock that the Prohibited Owner would have so owned.

(u)“REIT” shall mean a “real estate investment trust” within the meaning of Sections 856 through 860 of the Code.

(v) “Restriction Period” shall mean a period commencing from and after an Initial Date and through and including its corresponding Restriction Termination Date.  For the avoidance of doubt, (i) once a Restriction Period ceases upon a Restriction Termination Date, another Restriction Period may begin upon a subsequent Initial Date, and (ii) a Restriction Period may terminate for some, but not all, of the restrictions and limitations on Beneficial Ownership, Constructive Ownership and Transfers of shares of Equity Stock set forth herein if the Board of Directors determines that particular restrictions and limitations are obsoleted or superfluous in accordance herewith.  The first Restriction Period for purposes of this Amended and Restated Certificate of Incorporation shall be from and after the effective time of this Amended and Restated Certificate of Incorporation through and including its corresponding Restriction Termination Date.

(w)“Restriction Termination Date” shall mean the close of business on the first date (after the preceding Initial Date) of the Corporation’s public disclosure that the Board of Directors has determined pursuant to Section 13.10 that (i) (a) it is no longer in the best interests of the Corporation and its stockholders to attempt to, or continue to, qualify for taxation as a REIT or (b) compliance with all or any of the restrictions and limitations on Beneficial Ownership, Constructive Ownership and Transfers of shares of Equity Stock set forth herein is no longer determined to be advisable by the Board of Directors in order for the Corporation to qualify for taxation as a REIT, but, in either case, only with respect to such obsoleted or superfluous restrictions and limitations as determined by the Board, and (ii) that the applicable Restriction Period has ended.

(x)“Stock Ownership Limit” shall mean not more than 9.8 percent (or such other amount designated by the Board of Directors pursuant to Section 13.2(g) in the aggregate or with respect to any class or series of Equity Stock) (i) in value of the aggregate of the outstanding shares of Equity Stock or (ii) in value or number of shares, whichever is more restrictive, of the outstanding shares of any class or series of Equity Stock.

(y)“Transfer” shall mean any issuance, sale, transfer, gift, assignment, devise or other disposition, as well as any other event (or any agreement to take any such action or cause any such event) that causes, or but for the provisions of this Article XIII would cause, any Person to acquire Beneficial Ownership or Constructive Ownership of shares of Equity Stock or the right to vote (other than revocable proxies or consents given to such Person in response to a public proxy or consent solicitation made pursuant to, and in accordance with, the applicable rules and regulations promulgated under the Exchange Act) or receive distributions on shares of Equity Stock, including, without limitation, (i) any change in the capital structure of the Corporation which has the effect of increasing the total equity interest of any Person in the Corporation, (ii) a change in the relationship between two or more Persons which causes a change in Constructive Ownership of shares of Equity Stock by application of Section 318(a) of the Code, as modified by Section 856(d)(5) of the Code, (iii) the grant or exercise of any option or warrant (or any disposition of any option or warrant, or any event that causes any option or warrant not theretofore exercisable to become exercisable), pledge, security interest or similar right to acquire shares of Equity Stock, (iv) any disposition of any securities or rights convertible into or exchangeable for shares of Equity Stock or any interest in shares of Equity Stock or any exercise of any such conversion or exchange right, and (v) transfers of interests in other entities that result in changes in Beneficial Ownership or Constructive Ownership of shares of Equity Stock, in each case, whether voluntary or involuntary, whether owned of record or Beneficially Owned or Constructively Owned, and whether by operation of law or otherwise. The terms “Transferring” and “Transferred” shall have the correlative meanings.

Section 13.2 Restrictions on Ownership.

(a)Ownership Limitations. During any Restriction Period, subject to Section 13.5 and Section 13.2(f):

(1)Basic Restrictions:

(i)No Person, other than an Excepted Holder, shall Beneficially Own or Constructively Own shares of Equity Stock in excess of the Stock Ownership Limit, and no Excepted Holder shall Beneficially Own or Constructively Own shares of Equity Stock in excess of the Excepted Holder Limit applicable to such Excepted Holder.

(ii)No individual (within the meaning of Section 542(a)(2) of the Code as modified by Section 856(h) of the Code) shall Beneficially Own shares of Equity Stock in excess of 9.8 percent in value of the aggregate outstanding shares of Equity Stock.

(iii)No Person shall Beneficially Own or Constructively Own shares of Equity Stock to the extent that such Beneficial Ownership or

Constructive Ownership of Equity Stock would result in the Corporation failing to qualify for taxation as a REIT.

(iv)No Person shall Constructively Own shares of Equity Stock to the extent that such Constructive Ownership would cause any income of the Corporation that would otherwise qualify as “rents from real property” for purposes of Section 856(d) of the Code to fail to qualify as such.

(v)Notwithstanding any other provisions contained herein, but subject to Section 13.5, any Transfer of shares of Equity Stock (whether or not such Transfer is the result of a transaction entered into through the facilities of a National Securities Exchange or automated interdealer quotation system) that, if effective, would result in the Equity Stock being beneficially owned by fewer than 100 Persons (determined under the principles of Section 856(a)(5) of the Code) shall be void ab initio, and the intended transferee shall acquire no rights in such shares of Equity Stock.

The number and value of the outstanding shares of Equity Stock (or any class or series thereof) held or owned by any Person (including within the meaning of (A) Section 542(a)(2) of the Code as modified by Section 856(h) of the Code or (B) Section 856(d) of the Code) shall be determined by the Board of Directors, which determination shall be conclusive for all purposes.

(2)Transfer in Trust or Voided Transfer.  If any Transfer (whether or not such Transfer is the result of a transaction entered into through the facilities of a National Securities Exchange or automated interdealer quotation system) or Non-Transfer Event occurs during any Restriction Period, which Transfer or Non-Transfer Event, if effective or otherwise, would result in any Person Beneficially Owning or Constructively Owning shares of Equity Stock in violation of Section 13.2(a)(1)(i), (ii), (iii) or (iv), as applicable (any such violation an “Ownership Violation”):

(i)then that number of shares of the Equity Stock, the Beneficial Ownership or Constructive Ownership (as applicable) of which otherwise would cause an Ownership Violation by such Person (rounded upward to the nearest whole share, and such excess shares, as so rounded, the “Excess Shares”), shall be automatically transferred to a Charitable Trust or Charitable Trusts for the benefit of a Charitable Beneficiary, pursuant to and in accordance with Section 13.3, effective as of the close of business on the Business Day prior to the date of such Transfer or Non-Transfer Event, and such Person (or, if different, the direct or beneficial owner of such shares) shall acquire no rights in the Excess Shares or shall be divested of its rights in such Excess Shares, as applicable, and to the extent that, upon a transfer of shares of Equity Stock pursuant to this Section 13.2(a)(2)(i), a violation of any provision of Section 13.2(a)(1) would nonetheless be continuing, then shares of Equity Stock shall be transferred to that number of Charitable Trusts, each having a distinct Charitable Trustee and a Charitable Beneficiary or Charitable Beneficiaries that are distinct from those of each other Charitable Trust, such that there is no violation of any provision of Section 13.2(a)(1); or

(ii)if the transfer to the Charitable Trust or Charitable Trusts described in clause (i) of this sentence would not be effective for any reason to prevent an Ownership Violation, then the Transfer of that number of shares of Equity Stock (rounded upward to the nearest whole share) that otherwise would cause an Ownership Violation by any Person shall be void ab initio, in which case the intended transferee shall acquire no rights in the Excess Shares.

In determining which shares of Equity Stock are to be transferred to a Charitable Trust in accordance with this Section 13.2(a)(2) and Section 13.3, shares shall be so transferred to a Charitable Trust in such manner that minimizes the aggregate value of the shares that are transferred to the Charitable Trust (except to the extent that the Board of Directors determines that the shares transferred to the Charitable Trust shall be those directly or indirectly held or Beneficially Owned or Constructively Owned by a Person or Persons that caused or contributed to the application of this Section 13.2(a)(2)), and to the extent not inconsistent therewith, on a pro rata basis.

(3) Cooperation.  The stockholder that would otherwise constitute a Prohibited Owner absent the application of the provisions of Section 13.2(a)(2) shall use best efforts and take all actions necessary or requested by the Corporation to cooperate with effecting the actions taken by the Board of Directors pursuant to Section 13.2(a)(2), including informing the Corporation where and by whom any Excess Shares may be held and instructing its agents to cooperate in the prompt implementation and effectuation of the actions so taken by the Board of Directors.

(b)Remedies for Breach. If the Board of Directors shall at any time determine that a Transfer or Non-Transfer Event has taken place that results in a violation of Section 13.2(a)(1) or that a Person intends to acquire or has attempted to acquire Beneficial Ownership or Constructive Ownership of any shares of Equity Stock in violation of Section 13.2(a)(1) (whether or not such violation is intended), the Board of Directors is authorized to take such action as it deems advisable to refuse to give effect to or to prevent such Transfer or Non-Transfer Event or otherwise prevent such violation, including, without limitation, causing the Corporation to redeem shares, refusing to give effect to such Transfer on the books of the Corporation or the Corporation’s transfer agent or instituting proceedings to enjoin such Transfer or Non-Transfer Event; provided, however, that any Transfer or attempted Transfer in violation of Section 13.2(a)(1) (or Non-Transfer Event that results in a violation of Section 13.2(a)(1)) shall automatically result in the transfer to a Charitable Trust as described above, or, if applicable, shall be void ab initio as provided above irrespective of any action (or non-action) by the Board of Directors.

(c)Notice of Restricted Transfer. Any Person that acquires or attempts or intends to acquire Beneficial Ownership or Constructive Ownership of shares of Equity Stock that will or may violate Section 13.2(a)(1), or any Person that would have held or owned Excess Shares, shall immediately give written notice to the Corporation of such event, or in the case of such a proposed or attempted transaction, shall give at least 15 days prior written notice to the Corporation and provide to the Corporation such other information as the Corporation may request.

(d)Owners Required to Provide Information. During any Restriction Period:

(1)each Person that, at the time or times determined by the Corporation, is a Beneficial Owner or Constructive Owner of five percent or more (or such lower percentage as required by the Code as determined by the Corporation) of the outstanding shares of any class or series of Equity Stock shall give, within 30 days after the end of each taxable year and also within three business days after a request from the Corporation, written notice to the Corporation stating the name and address of such owner, the number of shares of each class and series of Equity Stock owned by it, and any other shares of Equity Stock Beneficially Owned and (if requested by the Corporation) Constructively Owned by it, and a description of the manner in which all such shares of Equity Stock are held; provided that a stockholder that holds shares of Equity Stock as nominee for another Person, which other Person is required to include in its gross income the distributions received on such shares (an “Actual Owner”), shall give written notice to the Corporation stating the name and address of such Actual Owner and the number of shares of Equity Stock of such Actual Owner with respect to which the stockholder is the nominee; and

(2)each Person that is a Beneficial Owner or Constructive Owner of shares of Equity Stock and each Person (including the stockholder of record) that is holding shares of Equity Stock for a Beneficial Owner or Constructive Owner shall provide in writing to the Corporation such information as the Corporation may request in order to determine the Corporation’s qualification for taxation as a REIT and the Corporation’s compliance with other applicable laws or requirements of any governmental authority and to comply with the requirements of any taxing authority or other governmental authority or to determine such compliance.

(e)Ambiguity. The Board of Directors shall have the power to determine the application of the provisions of this Section 13.2 and Section 13.3 and any definition contained in Section 13.1, including in the case of an ambiguity in the application of any of the provisions of this Section 13.2, Section 13.3, or any such definition, with respect to any situation based on the facts known to it. In the event this Section 13.2 or Section 13.3 requires an action by the Board of Directors and this Amended and Restated Certificate of Incorporation fails to provide specific guidance with respect to such action, the Board of Directors shall have the power to determine the action to be taken so long as such action is not contrary to the provisions of Sections 13.1, 13.2 or 13.3.

(f)Exceptions:

(1)Subject to Section 13.2(a)(1)(iii), the Board of Directors, in its sole discretion, may prospectively or retroactively exempt any Person from any of the ownership limitations set forth in Section 13.2(a)(1)(i) and establish, increase or (subject to Section 13.2(f)(5)) decrease an Excepted Holder Limit for such Person; may prospectively or retroactively waive the provisions of Section 13.2(a)(1)(ii) with respect to a Person; and/or may prospectively or retroactively waive the provisions of Section 13.2(a)(1)(iv) with respect to a Person if:

(i)such Person provides to the Board of Directors, for the benefit of the Corporation, such representations and undertakings, if any, as the Board of Directors may in its sole discretion determine to be necessary or advisable in order for it to make the determination that such Person’s Beneficial Ownership or Constructive Ownership of such shares of Equity Stock in excess of the Stock Ownership Limit or in violation of the limitations imposed by Section 13.2(a)(1)(ii) or Section 13.2(a)(1)(iv), as applicable, will not now or in the future jeopardize the Corporation’s ability to qualify for taxation as a REIT under the Code;

(ii)such Person acknowledges, if and to the extent determined advisable by the Board of Directors in its sole discretion, that any violation or attempted violation of any representations or undertakings provided for in Section 13.2(f)(1)(i) (or other action which is contrary to the restrictions contained in Section 13.2) will give rise to the application of the remedies set forth in Section 13.2(a)(2) and Section 13.2(b) with respect to shares of Equity Stock held in excess of the Stock Ownership Limit or the Excepted Holder Limit (as may be applicable) with respect to such Person.

(2)Prior to granting any exemption or waiver or creating any Excepted Holder Limit pursuant to Section 13.2(f)(1), the Board of Directors may require a ruling from the Internal Revenue Service, or an opinion of counsel, in either case in form and substance satisfactory to the Board of Directors in its sole discretion, as it may deem necessary or advisable in order to determine or ensure the Corporation’s qualification for taxation as a REIT. Notwithstanding the receipt of any ruling or opinion, the Board of Directors may impose such conditions or restrictions as it deems appropriate in connection with granting such exemption or waiver or creating any Excepted Holder Limit.

(3)In determining whether to grant any exemption to a Person pursuant to Section 13.2(f)(1), the Board of Directors may, but need not, consider, among other factors, (i) the general reputation and moral character of such Person, (ii) whether such Person’s ownership of shares of Equity Stock would be direct or through ownership attribution, (iii) whether such Person’s ownership of shares of Equity Stock would interfere with the conduct of the Corporation’s business, including the Corporation’s ability to make additional investments, (iv) whether granting an exemption for such Person would adversely affect any of the Corporation’s existing contractual arrangements or the execution of any of the Corporation’s strategies or business policies, (v) whether such Person has been approved as an owner of the Corporation by all regulatory or other governmental authorities with jurisdiction over the Corporation, and (vi) whether such Person is attempting to change control of the Corporation or affect its policies in a way that the Board of Directors, in its sole discretion, considers adverse to the best interests of the Corporation or the stockholders of the Corporation. Nothing in this Section 13.2(f)(3) shall be interpreted to mean that the Board of Directors may not act in its sole discretion in making any determination under Section 13.2(f)(1).

(4)Subject to Section 13.2(a)(1)(iii), an underwriter or placement agent (or Person acquiring securities for a similar purpose and function) that participates in a public offering, a private placement or a forward sale or distribution of shares of Equity Stock (or securities convertible into or exchangeable for shares of Equity Stock) may Beneficially Own or Constructively Own shares of Equity Stock (or securities convertible into or exchangeable for Equity Stock) in excess of the Stock Ownership Limit, but only to the extent necessary to facilitate such public offering, private placement or forward sale or distribution as determined by the Board of Directors.

(5)The Board of Directors may decrease the Excepted Holder Limit for an Excepted Holder only: (i) with the written consent of such Excepted Holder at any time, or (ii) pursuant to the terms and conditions of the agreements and undertakings entered into with such Excepted Holder in connection with the establishment of the Excepted Holder Limit for that Excepted Holder. No Excepted Holder Limit shall be reduced to less than the Stock Ownership Limit.

(g)Increase or Decrease in Stock Ownership Limit. Subject to Section 13.2(a)(1)(iii), the Board of Directors may from time to time increase the Stock Ownership Limit (or any portion thereof) for one or more Persons and decrease the Stock Ownership Limit (or any portion thereof) for some or all other Persons; provided, however, that, (i) any such decreased Stock Ownership Limit (or portion thereof) will not be effective for any Person whose ownership in Equity Stock is in excess of the decreased Stock Ownership Limit (or portion thereof) until such time as such Person’s ownership in Equity Stock equals or falls below the decreased Stock Ownership Limit (or such decreased portion thereof), but any further

Transfers of any Equity Stock resulting in such Person’s Beneficial Ownership or Constructive Ownership thereof creating an increased excess over the decreased Stock Ownership Limit (or portion thereof) will be in violation of the decreased Stock Ownership Limit (or portion thereof); and (ii) any new Stock Ownership Limit (or portion thereof) would not result in the Corporation being “closely held” within the meaning of Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year) if five unrelated individuals were to Beneficially Own the five largest amounts of Equity Stock permitted to be Beneficially Owned under such new Stock Ownership Limit, taking into account clause (i) of this proviso permitting ownership in excess of the decreased Stock Ownership Limit (or portion thereof) in certain cases.

Section 13.3 Transfer of Equity Stock in Charitable Trust.

(a)Ownership in Charitable Trust. Upon any purported Transfer or Non-Transfer Event described in Section 13.2(a)(2) that results in a transfer of shares of Equity Stock to a Charitable Trust, such shares of Equity Stock shall be deemed to have been transferred to a Charitable Trustee as trustee of the Charitable Trust for the exclusive benefit of one or more Charitable Beneficiaries (except to the extent otherwise provided in this Section 13.3). Such transfer to the Charitable Trustee shall be deemed to be effective as of the close of business on the Business Day prior to the purported Transfer or Non-Transfer Event that results in the transfer to the Charitable Trust pursuant to Section 13.2(a)(2). Any Charitable Trustee shall be appointed by the Corporation and shall be a Person meeting the qualifications set forth in Section 13.1. Each Charitable Beneficiary shall be designated by the Corporation as provided in Section 13.3(g).

(b) Status of Shares Held by a Charitable Trustee. Shares of Equity Stock held in trust by a Charitable Trustee shall be issued and outstanding shares of Equity Stock of the Corporation. Except to the extent otherwise provided in this Section 13.3, the Prohibited Owner shall:

 (1)have no rights in any shares of Equity Stock held in trust by the Charitable Trustee;

(2)not benefit economically from ownership of any shares of Equity Stock held in trust by the Charitable Trustee;

(3)have no rights to dividends or other distributions with respect to any shares of Equity Stock held in trust by the Charitable Trustee;

(4)not possess any rights to vote or other rights attributable to any shares of Equity Stock held in trust by the Charitable Trustee; and

(5)have no claim, cause of action or other recourse whatsoever against the purported transferor of any shares of Equity Stock held in trust by the Charitable Trustee.

(c)Ordinary Dividend and Voting Rights. A Charitable Trustee shall have all voting rights and rights to ordinary dividends with respect to shares of Equity Stock held in trust by the Charitable Trustee, which rights shall be exercised for the exclusive benefit of the Charitable Beneficiary (except to the extent otherwise provided in this Section 13.3). Any ordinary dividend paid with respect to any shares of Equity Stock which constituted Excess Shares at such time and prior to the discovery by the Corporation that the shares of Equity Stock have been transferred to a Charitable Trustee shall be paid by the Prohibited Owner to the Charitable Trustee upon demand and any ordinary dividend authorized but unpaid with respect to such shares of Equity Stock shall be paid when due to the Charitable Trustee. Any ordinary dividends so paid to a Charitable Trustee shall be held in trust for a Charitable Beneficiary, and shall be paid to the Charitable Beneficiary as soon as practicable. The Prohibited Owner shall have no voting rights with respect to shares of Equity Stock held in trust by the Charitable Trustee and, subject to the DGCL, effective as of the date that the shares of Equity Stock have been transferred to the Charitable Trustee, the Charitable Trustee shall have the authority (at the Charitable Trustee’s sole discretion) to vote the shares, including the ability to revoke a proxy or ballot previously submitted by the Prohibited Owner, in accordance with the DGCL and the Bylaws of the Corporation, in accordance with the desires of the Charitable Trustee acting for the benefit of the Charitable Beneficiary; provided, however, that if the Corporation has already taken corporate action, as determined by the Board of Directors, then a Charitable Trustee shall not have the voting rights with regard to such corporate action. Notwithstanding the provisions of this Article XIII, until the Corporation has received notification that shares of Equity Stock have been transferred into a Charitable Trust, the Corporation shall be entitled to rely on its share transfer and other stockholder records for purposes of preparing lists of stockholders of the Corporation entitled to vote at meetings, determining the validity and authority of proxies, and otherwise conducting votes of stockholders of the Corporation.

(d)Rights upon Liquidation. Upon any voluntary or involuntary liquidation, dissolution or winding up of or any distribution of substantially all the assets of the Corporation, a Charitable Trustee shall be entitled to receive, ratably with each other holder of Equity Stock of the class or series of Equity Stock held in the Charitable Trust, that portion of the assets of the Corporation available for distribution to the holders of such class or series (determined based upon the ratio that the number of shares of such class or series of Equity Stock held in trust by the Charitable Trustee bears to the total number of shares of such class or series of Equity Stock then outstanding). A Charitable Trustee shall distribute any such assets received in respect of the Equity Stock held in trust by the Charitable Trustee in any liquidation, dissolution or winding up or distribution of the assets of the Corporation, in accordance with the principles of Section 13.3(e).

(e)Extraordinary Distribution and Sale of Shares by a Charitable Trustee. As soon as reasonably practicable after receiving notice from the Corporation that shares of Equity Stock have been transferred to the Charitable Trust (and no later than 20 days after receiving notice in the case of shares of Equity Stock that are listed or admitted to trading on any National Securities Exchange), a Charitable Trustee shall sell the shares of Equity Stock held in trust by the Charitable Trustee (together with the right to receive dividends or other distributions with respect to such shares) to a Person, designated by the Charitable Trustee, whose ownership of the shares will not violate the ownership limitations set forth in Section 13.2(a)(1). Upon such sale, the interest of the Charitable Beneficiary in the shares sold shall terminate. Upon any such sale or any receipt by a Charitable Trust of an extraordinary dividend or other extraordinary distribution, the Charitable Trustee shall distribute the net proceeds of the sale or extraordinary dividend or other extraordinary distribution to the Prohibited Owner and to the Charitable Beneficiary as provided in this Section 13.3(e). A Prohibited Owner shall receive the lesser of (i) the price paid by the Prohibited Owner for the shares or, if the Prohibited Owner did not give value for the shares in connection with the event causing the shares to become Excess Shares (e.g., in the case of a gift, devise or other such transaction or in the case of a Non-Transfer Event), the Market Price of the shares on the day of the event causing the shares to become Excess Shares, in each case reduced by any amounts previously received by the Prohibited Owner pursuant to this Section 13.3(e) in connection with prior extraordinary dividends or other extraordinary distributions; and (ii) the proceeds received by the Charitable Trustee (net of any commissions and other expenses of the Charitable Trustee and the Corporation as provided in Section 13.3(i)) from the sale or other disposition of the shares of Equity Stock held in trust by the Charitable Trustee plus any extraordinary dividends or other extraordinary distributions received by the Charitable Trustee. A Charitable Trustee may reduce the amount payable to the Prohibited Owner by the amount of ordinary dividends which has been paid to the Prohibited Owner and is owed by the Prohibited Owner to the Charitable Trustee pursuant to Section 13.3(c). Any net sales proceeds plus any received dividends or other distributions (whether ordinary or extraordinary) in excess of the amount payable to the Prohibited Owner, less the costs, expenses and compensation of the Charitable Trustee and the Corporation as provided in Section 13.3(i), shall be promptly distributed to the Charitable Beneficiary. If, prior to the discovery by the Corporation that shares of Equity Stock have been transferred to a Charitable Trustee, such shares are sold by a Prohibited Owner (or extraordinary distributions received in respect thereof by a Prohibited Owner), then (i) such shares shall be deemed to have been sold (and such extraordinary distributions shall be deemed to have been received) on behalf of the Charitable Trust, and (ii) to the extent that the Prohibited Owner received an amount for (or an extraordinary distribution in respect of) such shares that exceeds the amount that such Prohibited Owner was entitled to receive pursuant to this Section 13.3(e), such excess shall be paid promptly to the Charitable Trustee upon demand and, when received, shall be promptly distributed to the Charitable Beneficiary.

(f) Corporation’s Purchase Right in Excess Shares.  Notwithstanding any transfer of Excess Shares to a Charitable Trust pursuant to this Article XIII, Excess Shares shall be deemed to have been offered for sale to the Corporation, or its designee, at a price per share equal to the lesser of, (i) the price per share in the transaction that resulted in such shares becoming Excess Shares (or, if the Prohibited Owner did not give value for such shares (e.g., in the case of a gift, devise or other such transaction or in the case of a Non-Transfer Event), the Market Price per share on the day of the event causing the shares to become Excess Shares), and (ii) the Market Price per share on the date the Corporation, or its designee, accepts such offer.

The Corporation shall have the right to accept such offer until the Charitable Trustee has sold the shares held in trust by the Charitable Trustee pursuant to Section 13.3(e). Upon such a sale to the Corporation, if a Charitable Trust has been established pursuant to this Article XIII, the interest of the Charitable Beneficiary in the shares sold shall terminate, and the Charitable Trustee shall distribute the net proceeds of the sale in accordance with the principles of Section 13.3(e).

(g) Designation of Charitable Beneficiaries. By written notice to a Charitable Trustee, the Corporation shall designate or, from time to time, change one or more nonprofit organizations to be the Charitable Beneficiary of the interest in a Charitable Trust such that the shares of Equity Stock held in trust by a Charitable Trustee would not violate the restrictions set forth in Section 13.2(a)(1) in the hands of such Charitable Beneficiary. A Charitable Beneficiary shall not obtain any enforceable right to a Charitable Trust or any of its trust corpus until so designated and thereafter any such rights remain subject to the provisions of this Article XIII, including Section 13.3(h). Neither the failure of the Corporation to make such designation nor the failure of the Corporation to appoint a Charitable Trustee before the automatic transfer provided for in Section 13.2(a)(2) shall make such transfer ineffective, provided that the Corporation thereafter makes such designation and appointment. The Corporation may, in its sole discretion, designate a substitute or additional nonprofit organization meeting the requirements of this Section 13.3(g) as a Charitable Beneficiary at any time and for any or no reason. Any determination by the Board of Directors with respect to the application of this Article XIII shall be binding on each Charitable Beneficiary.

(h) Retroactive Changes.  Notwithstanding any other provisions of this Article XIII, the Board of Directors is authorized and empowered to retroactively amend, alter or repeal any rights which a Charitable Trust, a Charitable Trustee or a Charitable Beneficiary may have under this Article XIII, including granting retroactive Excepted Holder status to any otherwise Prohibited Owner, with the effect of any transfer of Excess Shares to a Charitable Trust being fully and retroactively revoked; provided,  however, that the Board of Directors shall not have the authority or power to retroactively amend, alter or repeal any obligations to pay amounts incurred prior to such time and owed or payable to a Charitable Trustee pursuant to Section 13.3(i).

(i)Costs, Expenses and Compensation of a Charitable Trustee and the Corporation. A Charitable Trustee shall be indemnified by the Corporation or from the proceeds from the sale of shares of Equity Stock held in trust by the Charitable Trustee, as further provided in this Article XIII, for its costs and expenses reasonably incurred in connection with conducting its duties and satisfying its obligations pursuant to this Article XIII. A Charitable Trustee shall be entitled to receive reasonable compensation for services provided by the Charitable Trustee in connection with serving as a Charitable Trustee, the amount and form of which shall be determined by agreement of the Board of Directors and the Charitable Trustee. Costs, expenses and compensation payable to a Charitable Trustee pursuant to this Section 13.3(i) may be funded from a Charitable Trust or by the Corporation. The Corporation shall be entitled to reimbursement on a first priority basis (after payment in full of amounts payable to a Charitable

Trustee pursuant to this Section 13.3(i)) from a Charitable Trust for any such amounts funded by the Corporation. Costs and expenses incurred by the Corporation in the process of enforcing the ownership limitations set forth in Section 13.2(a)(1), in addition to reimbursement of costs, expenses and compensation of a Charitable Trustee which have been funded by the Corporation, may be collected from a Charitable Trust.

Section 13.4Legend.  Each certificate for shares of Equity Stock, if certificated, shall bear a legend that conspicuously notes the restrictions on transferability and ownership of shares of Equity Stock contained herein. In the case of any shares of Equity Stock that are uncertificated, such restrictions will be contained in the notice or notices sent as required by applicable law.

Section 13.5Settlement of Transactions on a National Securities Exchange.  Nothing in this Article XIII shall preclude the settlement of any transaction entered into through the facilities of a National Securities Exchange or any automated interdealer quotation system. The fact that the settlement of any transaction takes place shall not negate the effect of any other provision of this Article XIII and any transferee in such a transaction shall be subject to all of the provisions and limitations set forth in this Article XIII.

Section 13.6Authority and Enforcement.  The Board of Directors shall have all power and authority necessary or advisable to implement the provisions of this Article XIII.  The Corporation is authorized specifically to seek equitable relief, including injunctive relief, to enforce the provisions of this Article XIII.  Nothing contained in this Article XIII shall limit the authority of the Board of Directors to take such other action as it deems necessary or advisable to protect the Corporation and the interests of its stockholders in preserving the Corporation’s qualification for taxation as a REIT.

Section 13.7Non-Waiver. No delay or failure on the part of the Corporation or the Board of Directors in exercising any right hereunder shall operate as a waiver of any right of the Corporation or the Board of Directors, as the case may be, except to the extent specifically waived in writing.

Section 13.8 Enforceability.  If any of the restrictions on Transfer of shares of Equity Stock contained in this Article XIII are determined to be void, invalid or unenforceable by any court of competent jurisdiction, then, to the maximum extent permitted by law, the Prohibited Owner may be deemed, at the option of the Corporation, to have acted as an agent of the Corporation or the Charitable Trustee in acquiring such shares of Equity Stock and to hold such shares of Equity Stock on behalf of the Corporation or the Charitable Trustee.

Section 13.9Severability. If any provision (or part thereof) of this Article XIII or any application of any such provision (or part thereof) is determined to be invalid by any federal or state court having jurisdiction over the issues, the validity of the remaining provisions shall not be affected and other applications of such provisions shall be affected only to the extent necessary to comply with the determination of such court.

Section 13.10Status as a REIT. If the Corporation elects to qualify for federal income tax treatment as a REIT under Sections 856-860 of the Code, the Board of Directors shall use its reasonable best efforts to take such actions as are necessary, and may take such actions as in its sole judgment and discretion are desirable, to preserve the Corporation’s qualification for taxation as a REIT. Notwithstanding the foregoing, if a majority of the Board of Directors then in office determines that it is no longer in the best interests of the Corporation and its stockholders to continue to have the Corporation qualify for taxation as a REIT, the Board of Directors may revoke or otherwise terminate the Corporation’s REIT election. The Board of Directors may also determine in its sole judgment and discretion that compliance with any restrictions or limitations on stock ownership and transfers set forth in Article XIII is no longer advisable for REIT election and taxation.

Section 13.11    Facts Ascertainable.  The Secretary of the Corporation shall maintain a written record of (i) the Initial Date, (ii) the Restriction Termination Date, (iii) any restrictions and limitations on Beneficial Ownership, Constructive Ownership and Transfers of shares of Equity Stock set forth herein that the Board of Directors no longer determines to be advisable in order for the Corporation to qualify for taxation as a REIT, and (iv) the Stock Ownership Limit and, in each case, shall furnish such written record without cost to any stockholder who so requests.

Exhibit A

Original Stockholders

Columbia Capital Equity Partners IV (QP), LP Columbia Capital Equity Partners IV (QPCO), LP Columbia Capital Employee Investors IV, LP Columbia Capital Equity Partners III (QP), LP Columbia Capital Equity Partners III (Cayman), LP Columbia Capital Equity Partners III (AI), LP Columbia Capital Investors III, LLC

Columbia Capital Employee Investors III, LLC M/C Venture Partners VI, LP

M/C Venture Investors, LLC M/C Venture Partners V, LP Chestnut Venture Partners, LP Corelink Data Centers, LLC

Oak Investment Partners XII, LP Battery Ventures VII, LP

Battery Investment Partners VII, LLC Battery Ventures VIII, LP

Centennial Ventures VII, LP

Centennial Entrepreneurs Fund VII, LP Charlesbank Equity Fund VI, LP

CB Offshore Equity Fund VI, LP

Charlesbank Equity Coinvestment Fund VI, LP Charlesbank Equity Coinvestment Partners, LP GTB Capital Partners LP

Morgan Stanley Private Markets Fund IV LP Vijverpoort Huizen CV

GTCR Fund X/A LP GTCR Fund X/C LP GTCR Fund X LP

GTCR Investors (CII) LP DELTA-V Capital 2011, LP

IN WITNESS  WHEREOF, the undersigned does make, file and record this Restated Certificate of Incorporation, and does certify that the facts stated herein are true as of this 6th day of February 2019.

ZAYO GROUP HOLDINGS, INC.

By: /s/ Michael Mooney
      Name: Michael Mooney
      Title: Secretary and General Counsel